Exhibit 99.1

For Immediate Release
November 4, 2020

TCG BDC, Inc. Announces Third Quarter 2020 Financial Results and Declares Fourth Quarter 2020 Regular Dividend of $0.32 Per Common Share and Special Dividend of $0.04 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its third quarter ended September 30, 2020.

Linda Pace, TCG BDC’s Chief Executive Officer said, "Our portfolio continued to perform well with no new non-accruals during the third quarter and we are delivering on our goal to provide attractive income generation for our shareholders. Our loan book and our balance sheet are both well positioned for us to successfully navigate a highly uncertain macroeconomic landscape in the year ahead.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	September 30, 2020	June 30, 2020
Total investments, at fair value	$1,948,173	$1,907,555
Total assets	2,008,387	1,958,634
Total debt	1,074,806	1,035,799
Total net assets	$895,222	$883,304
Net assets per common share	$15.01	$14.80

	For the three month periods ended
	September 30, 2020	June 30, 2020
Total investment income	$42,784	$45,275
Net investment income (loss)	21,234	21,692
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	12,374	34,466
Net increase (decrease) in net assets resulting from operations	$33,608	$56,158

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.36	$0.38
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.22	0.61
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.58	$0.99
Weighted-average shares of common stock outstanding—Basic	56,308,616	56,308,616
Regular dividends declared per common share	$0.32	$0.37
Special dividends declared per common share	$0.05	$—
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Third Quarter 2020 Highlights
(dollar amounts in thousands, except per share data)
•Net investment income for the three month period ended September 30, 2020 was $21,234, or $0.38 per share, ($20,378, or $0.36 per common share, net of the preferred dividend) as compared to $21,692, or $0.39 per share ($21,138, or $0.38 per common share, net of the preferred dividend), for the three month period ended June 30, 2020;
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended September 30, 2020 was $12,374, or $0.22 per share, as compared to $34,466, or $0.61 per share, for the three month period ended June 30, 2020;
•Net increase (decrease) in net assets resulting from operations for the three month period ended September 30, 2020 was $33,608, or $0.58 per common share, as compared to $56,158, or $0.99 per share, for the three month period ended June 30, 2020; and
•On November 2, 2020, the Board of Directors declared a regular quarterly common dividend of $0.32 plus a special dividend of $0.04, which are payable on January 15, 2021 to common stockholders of record on December 31, 2020.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of September 30, 2020, the fair value of our investments was approximately $1,948,173, comprised of 146 investments in 114 portfolio companies/investment fund across 28 industries with 63 sponsors. This compares to the Company’s portfolio as of June 30, 2020, as of which date the fair value of our investments was approximately $1,907,555, comprised of 142 investments in 111 portfolio companies/investment fund across 28 industries with 63 sponsors.
As of September 30, 2020 and June 30, 2020, investments consisted of the following:

	September 30, 2020		June 30, 2020
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt (excluding First Lien/Last Out)	$1,344,575	69.01%	$1,316,786	69.03%
First Lien/Last Out	78,616	4.04	78,127	4.10
Second Lien Debt	287,659	14.77	278,623	14.61
Equity Investments	32,987	1.69	31,756	1.66
Investment Fund	204,336	10.49	202,263	10.60
Total	$1,948,173	100.00%	$1,907,555	100.00%
The following table shows our investment activity for the three month period ended September 30, 2020:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt (excluding First Lien/Last Out)	$60,468	99.41%	$(36,191)	99.31%
First Lien/Last Out	—	—	(246)	0.68
Second Lien Debt	—	—	(4)	0.01
Equity Investments	358	0.59	—	—
Investment Fund	—	—	—	—
Total	$60,826	100.00%	$(36,441)	100.00%
Overall, total investments at fair value increased by 2.1%, or $40,618, during the three month period ended September 30, 2020 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

As of September 30, 2020, the weighted average yields for our first and second lien debt investments on an amortized cost basis were 7.08% and 9.23%, respectively, with a total weighted average yield of 7.44%. Weighted average yields include the effect of accretion of discounts and amortization of premiums and are based on interest rates as of September 30, 2020. As of September 30, 2020, on a fair value basis, approximately 0.9% of our debt investments bear interest at a fixed rate and approximately 99.1% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

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Total investments at fair value held by Middle Market Credit Fund, LLC (“Credit Fund”), which is not consolidated with the Company, increased by 2.7%, or $33,412, during the three month period ended September 30, 2020 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of September 30, 2020, Credit Fund had total investments at fair value of $1,291,412, which comprised 97.7% of first lien senior secured loans and 1.8% of second lien senior secured loans at fair value. As of September 30, 2020, approximately 1.7% of Credit Fund's debt investments bear interest at a fixed rate and approximately 98.3% of investments in the portfolio were floating rate debt investments, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”:
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of September 30, 2020 and June 30, 2020:

	September 30, 2020		June 30, 2020
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$38.8	2.27%	$37.3	2.23%
Internal Risk Rating 2	1,201.4	70.22	1,145.7	68.46
Internal Risk Rating 3	380.8	22.26	412.4	24.65
Internal Risk Rating 4	48.9	2.86	36.8	2.20
Internal Risk Rating 5	40.9	2.39	41.3	2.47
Total	$1,710.9	100.00%	$1,673.5	100.00%
As of September 30, 2020 and June 30, 2020, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended September 30, 2020 and June 30, 2020 was $42,784 and $45,275, respectively. This $2,491 net decrease during the three month period ended September 30, 2020 was primarily due to a decrease in interest income from a lower investment balance during the third quarter, and lower income recognized from amendment activity.

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Total expenses for the three month periods ended September 30, 2020 and June 30, 2020 were $21,550 and $23,583, respectively. This $2,033 net decrease during the three month period ended September 30, 2020 was primarily attributable to a decrease in interest expense.

During the three month period ended September 30, 2020, the Company recorded a net realized and unrealized gain on investments of $14,831, primarily driven by tightening market yields resulting in increases in fair value.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of September 30, 2020, the Company had cash and cash equivalents of $37,088, secured notes payable (before debt issuance costs) of $449,200, secured borrowings outstanding of $513,332, senior unsecured notes of $115,000, and convertible preferred equity of $50,000. As of September 30, 2020, the Company had $449,668 of remaining unfunded commitments and $244,952 available for additional borrowings under its revolving credit facilities, subject to leverage and borrowing base restrictions.

Dividends

On November 2, 2020, the Board of Directors declared a regular quarterly common dividend of $0.32 plus a special dividend of $0.04, which are payable on January 15, 2021 to common stockholders of record on December 31, 2020.
On September 30, 2020, the Company declared and paid a cash dividend on the Preferred Stock for the period from July 1, 2020 through September 30, 2020 in the amount of $0.423 per preferred share to the holder of record on September 30, 2020.

Conference Call

The Company will host a conference call at 11:00 a.m. EST on Thursday, November 5, 2020 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	September 30, 2020	June 30, 2020
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,840,796 and $1,808,731, respectively)	$1,737,044	$1,692,073
Investments—controlled/affiliated, at fair value (amortized cost of $233,131 and $239,618, respectively)	211,129	215,482
Total investments, at fair value (amortized cost of $2,073,927 and $2,048,349, respectively)	1,948,173	1,907,555
Cash and cash equivalents	37,088	29,916
Receivable for investment sold	74	53
Deferred financing costs	3,651	3,749
Interest receivable from non-controlled/non-affiliated investments	12,791	10,873
Interest and dividend receivable from controlled/affiliated investments	5,754	5,589
Prepaid expenses and other assets	856	899
Total assets	$2,008,387	$1,958,634
LIABILITIES
Secured borrowings	$513,332	$474,386
2015-1 Notes payable, net of unamortized debt issuance costs of $2,726 and $2,788, respectively	446,474	446,413
Senior Notes	115,000	115,000
Payable for investments purchased	—	61
Interest and credit facility fees payable	3,405	4,532
Dividend payable	20,830	21,379
Base management and incentive fees payable	11,473	11,572
Administrative service fees payable	85	129
Other accrued expenses and liabilities	2,566	1,858
Total liabilities	1,113,165	1,075,330

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,0000 shares authorized; 2,000,000 shares issued and outstanding as of September 30, 2020 and June 30, 2020	50,000	50,000
Common stock, $0.01 par value; 200,000,000 shares authorized; 56,308,616 shares issued and outstanding at September 30, 2020 and June 30, 2020	563	563
Paid-in capital in excess of par value	1,093,250	1,093,250
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(246,958)	(258,876)
Total net assets	$895,222	$833,304
NET ASSETS PER COMMON SHARE	$15.01	$14.80

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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three month periods ended
	September 30, 2020	June 30, 2020
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$34,789	$36,036
Other income	2,110	3,547
Total investment income from non-controlled/non-affiliated investments	36,899	39,583
From controlled/affiliated investments:
Interest income	135	192
Dividend income	5,750	5,500
Total investment income from controlled/affiliated investments	5,885	5,692
Total investment income	42,784	45,275
Expenses:
Base management fees	7,134	7,065
Incentive fees	4,322	4,667
Professional fees	937	678
Administrative service fees	167	266
Interest expense	7,291	9,443
Credit facility fees	728	788
Directors’ fees and expenses	86	121
Other general and administrative	498	455
Total expenses	21,163	23,483
Net investment income (loss) before taxes	21,621	21,792
Excise tax expense	387	100
Net investment income (loss)	21,234	21,692
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	(209)	(47,784)
Currency gains (losses) on non-investment assets and liabilities	(11)	635
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	12,906	64,082
Controlled/affiliated	2,134	18,174
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	(2,446)	(641)
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	12,374	34,466
Net increase (decrease) in net assets resulting from operations	33,608	56,158
Preferred stock dividend	856	554
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$32,752	$55,604
Basic and diluted earnings per common share:
Basic	$0.58	$0.99
Diluted	$0.55	$0.94
Weighted-average shares of common stock outstanding:
Basic	56,308,616	56,308,616
Diluted	61,571,773	59,547,482
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About TCG BDC, Inc.

TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2020, TCG BDC has invested approximately $6.0 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
Daniel Harris	Brittany Berliner
+1-212-813-4527 daniel.harris@carlyle.com	+1-212-813-4839 brittany.berliner@carlyle.com
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